EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX CORPORATION REPORTS

SECOND QUARTER 2004 FINANCIAL RESULTS

REDWOOD CITY, Calif., August 12, 2004 - Ampex Corporation (OTC BB:AEXCA.OB) reported a net loss of $3.9 million or $1.06 per diluted share on revenues of $8.9 million for the second quarter of 2004. In the second quarter of 2003, the Company reported net income of $2.3 million or $0.57 per diluted share1 on revenues of $13.9 million.

Licensing revenue was $1.4 million in the second quarter of 2004, down from $5.6 million in the second quarter of 2003, reflecting the absence of one-time royalty settlements in the current period. In June 2003, the Company concluded new license agreements with two manufacturers of digital camcorders that provide for running rate royalties calculated as a percentage of the sale price of products sold in future periods. At that date, the Company also received one-time payments of $5.4 million in settlement of royalties due on products sold in periods prior to the commencement of the licenses. The Company recently entered into its first license for the use of Ampex patents in DVD recorders with a large Japanese manufacturer of consumer electronic products which expects to begin production of DVD recorders later this year. It is anticipated that this agreement will begin to positively affect licensing revenue beginning in the second half of 2004.

During the second quarter of 2004, the Company incurred litigation costs of $1.9 million related to lawsuits that it initiated with the International Trade Commission and in the U.S. District Court for the District of Delaware against Sanyo Electric Co. Ltd. and Sony Corporation for their unauthorized use of Ampex patents in digital still cameras and cellular phones equipped with digital image storage and retrieval capabilities. If granted, an ITC exclusion order would prohibit the importation and sale of such products in the United States throughout the duration of the life of the patents, and the U.S. District Court would determine monetary damages. Due to favorable progress subsequently achieved in negotiations with Sanyo Electric, Ampex has recently withdrawn the ITC complaint against Sanyo. Upon execution of a license agreement, Ampex will seek dismissal of the parallel lawsuit in the U.S. District Court. However, the Company may seek to enforce its patents by instituting additional litigation against other manufacturers of digital still cameras, digital video camcorders, DVD recorders and other products where it is believed Ampex technology is being used, if licensing agreements cannot be concluded on satisfactory terms. As a result of such increased costs, the corporate licensing segment contributed an operating loss of $0.7 million or $0.19 per diluted share in the second quarter of 2004 compared to an operating profit of $5.2 million or $1.64 per diluted share in the second quarter of 2003.

Product sales and service revenues from the Company’s Data Systems’ subsidiary totaled $7.5 million for the second quarter of 2004 compared to $8.3 million in the second quarter of 2003. The difference in sales is primarily attributed to items manufactured for and subsequently paid by a customer that will not be recognized as revenue until later in 2004 when the product is shipped to the customer’s designated location. Data Systems’ operating income in the second quarter of 2004 amounted to $0.8 million or $0.23 per diluted share compared to $1.6 million or $0.49 per diluted share in the second quarter of 2003.

In the three months ended June 30, 2004, the Company recognized its pro-rata share of income totaling $0.3 million or $0.09 per diluted share from an investment partnership as well as $0.2 million or $0.06 per diluted share in fees earned on profits realized by other institutional investors. Interest expense and other financing costs, net, accounted for $0.57 loss per diluted share in the second quarter of 2004 compared to $0.72 loss per diluted share in the second quarter of 2003.

Ampex Corporation, www.Ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant interest expense; its sales and royalty forecasts for future periods not being attained, and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make pension contributions; and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2003 Annual Report on Form 10-K filed with the SEC and its Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2004 filed with the SEC and its Quarterly Reports on Form 10-Q for the fiscal quarter ended June 30, 2004, expected to be filed with the SEC shortly. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.

1 Restated to comply with EITF 03-6.

AMPEX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
	(unaudited)
Licensing revenue	$1,441	$5,572	$3,102	$5,958
Product revenue	5,367	5,927	11,377	11,583
Service revenue	2,105	2,396	4,323	4,984

Total revenue	8,913	13,895	18,802	22,525

Intellectual property costs	2,139	346	2,942	591
Cost of product sales and service	4,497	4,276	8,540	8,492
Research, development and engineering	942	945	1,831	1,630
Selling and administrative	3,053	3,165	5,834	6,247

Total costs and operating expenses	10,631	8,732	19,147	16,960

Operating income (loss)	(1,718)	5,163	(345)	5,565

Interest expense	2,419	2,280	4,778	4,501
Amortization of debt financing costs	14	14	28	28
Interest income	(33)	(16)	(58)	(29)
Other (income) expense, net	(2)	23	4	33

Income (loss) before income taxes and equity in net gain of limited partnership	(4,116)	2,862	(5,097)	1,032

Provision for income taxes	81	573	248	675
Equity in net gain of limited partnership	(338)	—	(1,558)	—

Net income (loss)	(3,859)	2,289	(3,787)	357

Benefit from extinguishment of mandatorily redeemable preferred stock	—	1,031	—	2,067

Net income (loss) applicable to common stockholders	(3,859)	3,320	(3,787)	2,424

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	46	3	44	13

Comprehensive income (loss)	$(3,813)	$3,323	$(3,743)	$2,437

Basic and diluted income (loss) per share :
Income (loss) per share	$(1.06)	$0.57	$(1.03)	$0.00
Income (loss) per share applicable to common stockholders	$(1.06)	$0.89	$(1.03)	$0.46

Weighted average number of basic common shares outstanding	3,642,517	3,195,127	3,680,099	3,182,986

AMPEX CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30, 2004	December 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,907	$14,023
Short-term investments	7,487	—
Accounts receivable (net of allowances of $116 in 2004 and $137 in 2003)	3,645	4,513
Inventories	6,594	6,343
Other current assets	2,396	4,366

Total current assets	27,029	29,245

Property, plant and equipment	4,500	4,825
Other assets	956	1,127

Total assets	$32,485	$35,197

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$137	$146
Accounts payable	2,750	1,511
Net liabilities of discontinued operations	1,102	1,076
Accrued restructuring costs	1,300	1,300
Other accrued liabilities	16,866	23,956

Total current liabilities	22,155	27,989
Long-term debt	79,641	74,022
Other liabilities	65,253	63,802
Accrued restructuring costs	2,785	3,450
Net liabilities of discontinued operations	1,661	2,071

Total liabilities	171,495	171,334

Commitments and contingencies

Mandatorily redeemable nonconvertible preferred stock, $1,000 liquidation value: Authorized: 69,970 shares in 2004 and in 2003 Issued and outstanding - none in 2004 and in 2003	—	—

Mandatorily redeemable preferred stock, $2,000 liquidation value: Authorized: 21,859 shares in 2004 and in 2003 Issued and outstanding - none in 2004 and in 2003	—	—

Convertible preferred stock, $2,000 liquidation value: Authorized: 10,000 shares in 2004 and in 2003 Issued and outstanding - none in 2004 and in 2003	—	—

Stockholders’ deficit:
Preferred stock, $1.00 par value: Authorized: 898,171 shares in 2004 and in 2003 Issued and outstanding - none in 2004 and in 2003	—	—
Common stock, $.01 par value:
Class A: Authorized: 175,000,000 shares in 2004 and in 2003 Issued and outstanding - 3,642,517 shares in 2004; 3,728,017 in 2003	36	37
Class C: Authorized: 50,000,000 shares in 2004 and in 2003 Issued and outstanding - none in 2004 and in 2003	—	—
Other additional capital	454,408	454,394
Accumulated deficit	(522,365)	(518,578)
Accumulated other comprehensive income	(71,089)	(71,990)

Total stockholders’ deficit	(139,010)	(136,137)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$32,485	$35,197